NAME OF REGISTRANT

Franklin Templeton Fund Allocator Series

File No. 811-07851

EXHIBIT ITEM No. 77Q (a): Exhibits

CERTIFICATE OF AMENDMENT
OF
BY-LAWS
OF
FRANKLIN TEMPLETON FUND ALLOCATOR SERIES

(changing name from
"Franklin Templeton Fund Allocator Series" to
"Franklin Fund Allocator Series")

		The undersigned Vice President of Franklin Templeton Fund Allocator Series, a Delaware statutory trust (the "Trust"), does hereby certify:

		1.	That a majority of the Board of Trustees of
the Trust (the "Board") approved the amendment to the Trust's Amended and Restated By-Laws dated May 21, 2007, as amended to date
(the "By-Laws"), as set forth in the following resolution adopted and approved at a meeting of the Board duly held on December 6, 2012:

RESOLVED, that pursuant to the authority granted to the Board under
Article VIII, Section 2 of the By-Laws and Article IV, Section 3(c) of the Amended and Restated Agreement and Declaration of Trust of the Trust, the By-Laws are hereby amended by deleting the name FRANKLIN TEMPLETON FUND ALLOCATOR SERIES from the heading of such By-Laws, and every other place where such name appears, and replacing such name with FRANKLIN FUND ALLOCATOR SERIES.

2.	That pursuant to Article VIII, Section 2 of the By-Laws, which governs amendments of the By-Laws, the above amendment to the By-Laws shall be effective as of June 30, 2014.

	IN WITNESS WHEREOF, the undersigned Vice President of the Trust certifies as to the above as of the 14th day of May, 2014.


/s/Steven J. Gray_____________________
Steven J. Gray

Vice President